Anthony C. Weagley, Vice President and Treasurer

            CENTER BANCORP, INC. COSUMMATES MERGER WITH RED OAK BANK

Union, New Jersey, May 20, 2005 ---Center Bancorp Inc. (NASDAQ, NM: CNBC) parent company to Union Center National Bank of Union, New Jersey, completed its previously announced merger with Red Oak Bank effective at the close of business today. Red Oak Bank, headquartered in Morristown, New Jersey, was a state chartered commercial bank with approximately $98 million in assets.

Under the merger agreement, half of the outstanding Red Oak shares will be converted into $13.3 million in cash and half of Red Oak's shares will be converted into a total of approximately one million shares of Center Bancorp common stock. Center anticipates that the transaction will be accretive to earnings in 2005.

"The merger with Red Oak was consistent with our company's continued strategy of highly focused growth within approximately 50 miles of our headquarters, through new branches and acquisitions of other financial institutions with a similar customer culture. In our view, Red Oak represented Center's best possible acquisition candidate currently in Morris County. This was an opportunity for Center to expand its franchise and provide its full complement of services along with its high level of customer service to this market. Red Oak offered Center the opportunity to take advantage of the growing market place in Morris County and to further our commitment to that area" said John J. Davis, President & CEO.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at "http://www.centerbancorp.com" ~http://www.centerbancorp.com.

All non-historical statements in this press release (including the anticipated accretive nature of the merger) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.